Exhibit 5.1

To
Alvotech
9, rue de Bitbourg,
L - 1273 Luxembourg,
Grand Duchy of Luxembourg
(the “Company”)

Luxembourg, 16 June 2026

AO/YBA – 016843-70024.46114630v4

Alvotech – Prospectus Supplement

Dear Madam, dear Sir,

We have acted as Luxembourg legal advisers to Alvotech, a company existing under the laws of the Grand Duchy of Luxembourg as a société anonyme (formerly a société par actions simplifiée), with its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés à Luxembourg) (the “RCS”) under number B 258884 in connection with the filing of a prospectus supplement (the “Prospectus Supplement”) with the U.S. Securities and Exchange Commission. The Prospectus Supplement supplements a prospectus contained in a registration statement on Form F-3 that the Company filed with the U.S. Securities and Exchange Commission on 20 October 2023 (the “Registration Statement”).

The Registration Statement  relates to the proposed offer and sale by the Company from time to time, as set forth therein and as shall be set forth in one or more supplements to the prospectus, of an aggregate initial offering price of up to $100,000,000, of any or all of the following instruments to be issued in the form of securities and covered by the Registration Statement: (a) ordinary shares of the Company with a nominal value of $0.01 per share (the “Ordinary Shares”); (b) debt securities of the Company; (c) rights to purchase any of the Company’s securities or any combination thereof; (d) warrants to purchase Ordinary Shares; and (e) units comprising any combination of Ordinary Shares, warrants, debt securities and/or rights (together, the "Securities").

The Prospectus Supplement relates to the offering and issuance by the Company of 22,666,667 Ordinary Shares, as well as the option for certain underwriters to purchase up to 3,400,000 additional Ordinary Shares (together, the “Offered Shares”), in accordance with the terms and conditions of an underwriting agreement entered into on 15 June 2026 between (i) the Company and (ii) BofA Securities, Inc., Jefferies LLC and Evercore Group L.L.C. acting individually and as representatives of the underwriters named therein (the “Underwriting Agreement”).

1.	Scope
1.1.	In arriving at the opinions expressed below, we have examined and relied exclusively on the documents (the “Documents”) identified in Appendix A hereto.
1.2.	We express no opinion with respect to any laws, rules or regulations other than Luxembourg law. We express no opinion (a) on public international law or on the rules promulgated under any treaty or by any treaty organisation or on any accounting, criminal, data protection or tax laws, rules or regulations of any jurisdiction (including Luxembourg) or (b) with respect to the effect of any laws, rules or regulations other than Luxembourg law even in cases where, under Luxembourg law, a foreign law, rule or regulation should be applied, and we therefore assume that no provisions of any foreign laws, rules or regulations affect, qualify or have any bearing on this Opinion.
1.3.	A reference to a convention, law, rule or regulation in this Opinion is to be construed as a reference to such convention, law, rule or regulation as amended or re-enacted.
2.	Assumptions

For the purpose of this Opinion, we have assumed, and we have not verified independently:

2.1.	that each signature (whether manuscript or electronic) is the genuine signature of the individual concerned and was affixed or inserted by such individual concerned or authorized to be inserted in the relevant document by the individual concerned;
2.2.	the completeness and conformity to originals of all Documents supplied to us as drafts, certified, photostatic, scanned, electronically transmitted copies or other copies of the documents reviewed and the authenticity of the originals of such documents and the conformity to originals of the latest drafts reviewed by us and the completeness and correctness of the representations and statements made therein;
2.3.	that there have been no amendments to the Documents in the form delivered to us for the purpose of this Opinion, and there will be none prior to their execution to the extent provided in draft form, which would have a bearing on the present opinion;
2.4.	that (a) each of the Documents is true, complete, up-to-date, in full force and effect and has not been rescinded, supplemented or amended in any way since its respective date; (b) no other corporate document exists which would affect, qualify or have any bearing on this Opinion; and (c) each statement contained in the Documents is true and correct;
2.5.	that on the date of this Opinion and at the time of issuance, allocation or sale (as applicable) of the Offered Shares (a) each resolution of the board of directors of the Company was properly adopted as reflected in the Resolutions; (b) the meetings of the board of directors of the Company were properly convened for the purpose of adopting the resolutions of the board of directors; and (c) each director has properly performed his or her duties;
2.6.	that at the time of issuance, allocation or sale (as applicable) of the Offered Shares there is no other resolution, decision, agreement or undertaking and no other arrangement (whether legally binding or not) which renders any of the Documents, or information reviewed or provided to us inaccurate, incomplete or misleading or which affects the conclusions stated in this Opinion and that the Documents reviewed accurately record the whole of the terms agreed between the parties thereto relevant to this Opinion and the information therein is true and correct as of the date hereof and at the time of issuance, allocation or sale (as applicable) of the Offered Shares;

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2.7.	that all approvals, authorisations, clearances, consents, filings or licenses, orders or registrations required from any governmental, public, regulatory or other agencies, authorities, bodies or other persons outside Luxembourg have been obtained or fulfilled and are and will remain in full force and effect at the time of issuance, allocation or sale (as applicable) of the Offered Shares;
2.8.	that at the time of issuance, allocation or sale (as applicable) of Offered Shares, the Company does not meet the criteria for the commencement of any insolvency proceedings such as administrative dissolution without liquidation (dissolution administrative sans liquidation), bankruptcy (faillite), insolvency, winding-up, liquidation, moratorium, suspension of payment (sursis de paiement), conciliation (conciliation), reorganisation procedure in the form of a mutual agreement (réorganisation par accord amiable), judicial reorganisation proceedings in the form of a mutual agreement (réorganisation judiciaire par accord amiable), a collective agreement (réorganisation judiciaire par accord collectif) or a transfer by court order (réorganisation judiciaire par transfert par décision de justice), fraudulent conveyance, general settlement with creditors, reorganisation or similar measures, orders or proceedings affecting the rights of creditors generally;

2.9.      that Company will have the issuance of the Offered Shares and the resulting amendment of the articles of association acknowledged by a Luxembourg notary in accordance with Luxembourg law;

2.10.   that there will be no amendment to the authorised share capital of the Company which would adversely affect the issuance of the Offered Shares and the conclusions stated in this Opinion;

2.11.	that all steps outside Luxembourg and requirements outside Luxembourg affecting the legality, validity, binding effect and enforceability of the Documents (and the transactions contemplated therein) and that all conditions to which the transactions under the Documents are subject have been satisfied;
2.12.	that all conditions precedent in the Documents for the transactions contemplated were completed prior to the issuance of the Offered Shares;
2.13.	the existence, capacity, power and authority of each of the parties to the Documents (other than the Company) to enter into the Documents to which it is a party and perform its obligations under those Documents and that each individual purporting to have signed the Documents has in fact signed the Documents and had legal capacity when he or she signed and each individual intended to sign the Documents will in fact sign the Documents and will have legal capacity when he or she signs;
2.14.	that the Offered Shares are and will not be offered to the public or admitted to trading on a regulated market in circumstances where the obligation arises to publish a prospectus in accordance with Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, as amended and/or the Luxembourg law of 16 July 2019 relating to prospectuses for securities, as amended (without prejudice to applicable securities laws in any jurisdiction other than Luxembourg where the Offered Shares are marketed, offered or sold);

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2.15.	that the entry into the Documents and the performance of any rights and obligations under the Documents are in the best corporate interests (intérêt social) of the Company and that the head office (administration centrale), the place of effective management (siège de direction effective), and, for the purposes of the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), the centre of main interests (centre des intérêts principaux) of the Company are located at the place of its registered office (siège statutaire) in Luxembourg.
3.	Opinions

This Opinion is given on the basis that it is governed by and construed in accordance with Luxembourg law only and is subject to the exclusive jurisdiction of the courts of Luxembourg. We express no opinion on accounting, economic, financial, monetary, policy and tax aspects. On the basis of the assumptions set out above and subject to the qualifications set out below and to any factual matters, documents or events not disclosed to us, we are of the opinion that:

3.1.	the Company is a public limited company (société anonyme) and has been incorporated for an unlimited duration and is validly existing under the laws of Luxembourg;
3.2.	once duly subscribed, fully paid up and issued by a delegate of the board of directors of the Company in accordance with the Underwriting Agreement, the Registration Statement, the Prospectus Supplement and the Resolutions, the Offered Shares will be validly issued, fully paid up and non-assessable (meaning that the holder of such Offered Shares shall not be liable, solely because of his/her/its shareholder status, for additional payments to the Company or the Company’s creditors).
4.	Qualifications

The opinions expressed in this Opinion are subject to the following qualifications:

4.1.	Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts in question may not be identical to the concepts described by the same English terms as they exist in the laws, rules and regulations of other jurisdictions;
4.2.	the opinions set out in this Opinion are subject to all limitations by reason of national or foreign administration, accord amiable, accord collectif, bankruptcy, collective agreement, conciliation, dissolution administrative sans liquidation, fraudulent conveyance, general settlement with creditors, faillite, insolvency, liquidation, moratorium, out-of-court mutual agreement, receivership, reorganisation, réorganisation, restructuring, stay, sursis, sursis de paiement, suspension of payment, transfer by court order, transfert par décision de justice, voluntary arrangement with creditors, winding-up or similar measures, orders or proceedings affecting the rights of creditors generally;
4.3.	deeds (actes) or extracts of deeds (extraits d'actes) and other indications relating to the Company and which, under Luxembourg law, must be published on the RESA (Recueil électronique des sociétés et associations) (and which mainly concern acts relating to the incorporation, the formation, the functioning, the appointment of managers or directors and the liquidation of the relevant company as well as amendments, if any, to the articles of association) will only be enforceable against third parties after they have been published on the RESA (Recueil électronique des sociétés et associations) except where the Company proves that such third parties had previous knowledge of the deeds or extracts of deeds. Third parties may rely on deeds or extracts of deeds prior to their publication. For the fifteen days following the publication, the deeds or extracts of deeds will not be enforceable against third parties who prove that it was impossible for them to have had knowledge of the deeds or extracts of deeds within that time;

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4.4.	the opinions set out in this Opinion are limited to the laws, including the rules and regulations, as in effect on the date of this Opinion.
5.	Reliance
5.1.	This Opinion is issued solely for the purposes of the filing of the Prospectus Supplement.
5.2.	It may not be used, circulated, quoted, referred to or relied upon for any other purpose without our written consent. We hereby consent to the filing of this Opinion as an exhibit to the Prospectus Supplement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended.
5.3.	This Opinion is strictly limited to the matters stated in it and is given on the date set out on page 1; we have no obligation to update the Opinion or inform of any changes in law following such date.
5.4.	This Opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in the Grand Duchy of Luxembourg and registered on list V of the lawyers of the Luxembourg bar association.

Yours faithfully,

By and on behalf of Arendt & Medernach SA

Alexander Olliges

Partner

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APPENDIX A – DOCUMENTS

1.	A scanned copy of the Registration Statement.
2.	A scanned copy of the signed Underwriting Agreement.
3.	A scanned copy of the draft Prospectus Supplement, received on 16 June 2026.
4.	A scanned copy of the consolidated articles of association of the Company dated 11 February 2026 (the “Articles”).
5.	An extract dated 16 June 2026 and issued in electronic form by the RCS in respect of the Company.
6.	A certificate of non-registration of a judicial decision or administrative dissolution without liquidation (certificat de non-inscription d'une décision judiciaire ou de dissolution administrative sans liquidation) dated 16 June 2026 and issued in electronic form by the Registre de l’Insolvabilité de Luxembourg in respect of the Company.
7.	A scanned copy of the excerpt of the minutes of the meeting of the board of directors of the Company dated 8 June 2026 (the “First Resolutions”).
8.	A scanned copy of the excerpt of the minutes of the meeting of the board of directors of the Company dated 15 June 2026 (the “Second Resolutions” and, together with the First Resolutions, the “Resolutions”).
9.	A scanned copy of the notarial deed of acknowledgement of capital increase by an amount of two million seven hundred seven thousand two hundred sixteen US dollars and seventy-two cents (USD 2,707,216.72) through the issuance of twenty-seven million seventy-two thousand one hundred and sixty-seven (27,072,167) shares dated 4 July 2022.
10.	A scanned copy of the notarial deed of acknowledgement of capital increase by an amount of one hundred forty thousand fifty-seven US dollars and ninety cents (USD 140,057.90) through the issuance of fourteen million five thousand seven hundred ninety (14,005,790) shares dated 28 March 2023.
11.	A scanned copy of the notarial deed of acknowledgement of capital increase by an amount of one hundred thirty thousand US dollars (USD 130,000) through the issuance of thirteen million (13,000,000) shares dated 12 March 2024.
12.	A scanned copy of the notarial deed of acknowledgement of capital increase by an amount of two hundred twenty thousand seven hundred thirty-five US dollars and seventy-eight cents (USD 220,735.78) through the issuance of twenty-two million seventy-three thousand five hundred seventy-eight (22,073,578) shares dated 1 July 2024.

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13.	A scanned copy of the notarial deed of acknowledgement of capital increase by an amount of ninety-two thousand three hundred seventy-one US dollars and seven cents (USD 92,371.07) through the issuance of nine million two hundred thirty-seven thousand one hundred seven (9,237,107) shares dated 25 June 2025.
14.	A scanned copy of the notarial deed of acknowledgement of capital increase by an amount of one hundred twenty-five thousand US dollars (USD 125,000) through the issuance of twelve million five hundred thousand (12,500,000) shares dated 11 February 2026.

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